Exhibit 1

CLINTON GROUP PROVIDES NOTICE OF ITS INTENTION TO NOMINATE FOUR HIGHLY QUALIFED CANDIDATES FOR THE BOARD OF CAMPUS CREST COMMUNITIES

NEW YORK, December 4, 2014 /PRNewswire/ -- Clinton Group, Inc. (“Clinton” or “CGI”), a stockholder of Campus Crest Communities, Inc. ("Campus Crest", "CCG" or the "Company") (NYSE:CCG), announced today that it has recently provided notice of its intention to nominate:

•	Scott Arnold, Senior Portfolio Manager, Private Equity and Asset Backed Securities at Clinton Group, Inc.
•	Randall H. Brown, former Executive Vice President, Chief Financial Officer, Treasurer and cofounding officer of Education Realty Trust, Inc.
•	William A. Finelli, former Global Chief Operating Officer of the real estate platform of BlackRock Inc.
•	Raymond C. Mikulich, Managing Partner and Chief Investment Officer for Ridgeline Capital Group and former head of Apollo Global Real Estate Private Equity Investment for election to the board of directors (the “Board”) of Campus Crest at the upcoming 2015 Annual Meeting of Stockholders. These nominees would collectively bring decades of real estate experience, financial acumen, and a track record of equity value creation to Campus Crest.

Clinton believes that the Board of Campus Crest should be held accountable for the years of underperformance and disappointing shareholder returns. “For far too long, stockholders have suffered under a Board that has overseen significant value destruction,” said Joseph A. De Perio, Senior Portfolio Manager at Clinton. “Our intention is simple – to let shareholders decide on composition of the leadership of the company.”

With the recent resignations of Ted W. Rollins and Donnie Bobbit, the ex-CEO and ex-CFO, respectively, the Company lacks permanent top executive leadership today. “Several of our nominees are qualified to be either the interim CEO or permanent CEO of the Company if need be,” said Mr. De Perio. “Given the decision to move away from development activities, if our candidates are elected, the newly constituted Board may decide that the best way to maximize value to shareholders is to position the Company for a sale to a strategic or financial buyer at a premium well in excess of prevailing stock prices. At today’s comparable companies’ FFO multiples, the implied stock price would be over $10.50 per share.”

The Clinton independent nominees for the Company's Board are:

Scott Arnold - Scott Arnold has served as Senior Portfolio Manager, Asset Backed Securities and Private Equity with CGI since May 2007. Mr. Arnold has been involved in the portfolio management of all asset-backed strategies at CGI. Mr. Arnold has extensive experience in the analysis, valuation, trading and marketing of mortgage-backed and asset-backed securities. Mr. Arnold also heads CGI’s effort in the community bank space. Prior to joining CGI’s ABS desk, he was involved in research, restructuring and principal investing in distressed debt and special situations investments at both CGI and Source Capital Group, a boutique investment firm (“Source Capital”). Mr. Arnold worked at CGI from June 2002 until August 2004 and Source Capital from June 2000 until June 2002 and from September 2004 until April 2007. From 1983 until 1999, Mr. Arnold worked in the mortgage backed securities area at several leading investment banks including Salomon Brothers and Smith Barney & Co. Mr. Arnold served on the Board of Urban Trust Bank, a federally chartered community bank that provides value oriented consumer and commercial banking services through an extensive network of branches in Florida, from June 2009 until March 2014 and served as its Chairman from October 2010 through the remainder of his tenure, and was previously a director of Herald National Bank until its merger with BankUnited.

Randall H. Brown – Randall H. Brown is currently a private investor and has been since June 2014. Previously, Mr. Brown was the Executive Vice President, Chief Financial Officer and Treasurer of Education Realty Trust, Inc. (NYSE: EDR), the second largest public student housing Real Estate Investment Trust (“REIT”) in the United States, from January 2005 until June 2014. Mr. Brown joined Education Realty Trust, Inc.’s predecessor company, Allen & O’Hara, Inc., as its Chief Financial Officer, Treasurer and Secretary in June 1999. Prior to joining Allen & O’Hara, Mr. Brown served as director of corporate finance for Promus Hotel Corporation (now part of Hilton Hotels Corporation). Prior to his promotion to director of corporate finance, Mr. Brown served as manager of capital analysis and planning for Promus. Mr. Brown began his career at PriceWaterhouseCoopers LLP and also held various financial and accounting positions at International Paper Company and Holiday Inns, Inc. Mr. Brown currently serves on the Real Estate Advisor Board at Fogelman College of Business at the University of Memphis and as an Advisory Board Member, College Business & Global Affairs, at the University of Tennessee, Martin.

William A. Finelli – William A. Finelli is currently self-employed as a real estate consultant and has been serving in this capacity since April 2014. Prior to April 2014, Mr. Finelli was the President of BlackRock Realty Advisors Inc. (“Black Rock Realty”), a real estate investment company, and Global Chief Operating Officer of the real estate platform of BlackRock Inc., an investment management company. Mr. Finelli worked at BlackRock Realty and its predecessor for 19 years, and he was responsible for financial management, information technology, client accounting and reporting, valuations and business operations. Mr. Finelli was also a member of the Real Estate Global Executive Committee as well as the Chairman of the Americas Investment Committee and Valuation Committee. From 1983 until 1995, Mr. Finelli worked for the Mutual Benefit Life Insurance Corporation in various capacities, including as Chief Financial Officer of its real estate division and its holding corporation, for diversified subsidiaries.

Raymond C. Mikulich - Raymond Mikulich currently serves as the Managing Partner and Chief Investment Officer for Ridgeline Capital Group, LLC, and the Chief Executive Officer of HomeLPC, LLC. Both entities are real estate investment companies based in New York, NY. Previously, Mr. Mikulich was head of Apollo Global Real Estate Private Equity Investment (“Apollo Global”) from September 2010 until December 2011. During his over 20 year career at Lehman Brothers Holdings Inc. (“Lehman Brothers”) ending in 2007, Mr. Mikulich was a member of the firm’s Investment Committee and the co-head of the Real Estate Private Equity Group and the Group Head of Global Real Estate Investment Banking. He has served as a Trustee of the Urban Land Institute, on the Board of The Real Estate Roundtable, as a member of the Advisory Board of the National Association of Real Estate Investment Trusts, as well as numerous other industry organizations. Mr. Mikulich currently serves as a director of Altus Group Limited, a commercial real estate consulting and advisory firm based in Toronto, Canada and has done so since December 2013. Mr. Mikulich has also served as a board member of the Real Estate Centers at the Wharton School at the University of Pennsylvania, Columbia University and the University of Wisconsin.

This communication is not a proxy solicitation, which may be done only pursuant to a definitive written proxy statement.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") AND SCOTT R. ARNOLD, RANDALL H. BROWN AND WILLIAM A. FINELLI (TOGETHER WITH CLINTON, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF CAMPUS CREST COMMUNITIES, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A TO BE FILED BY CLINTON WITH THE SEC ON DECEMBER 4, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.